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                                                                   EXHIBIT 99


FOR IMMEDIATE RELEASE
November 13, 1997
Contact: TCI Media Relations, LaRae Marsik or Joann Dobbs (303) 267-5273 TCA, Robert A. Roseman (903) 595-3701

                TCIC AND TCA COMPLETE DEFINITIVE AGREEMENT TO
              FORM TEXAS, LOUISIANA AND NEW MEXICO PARTNERSHIP

ENGLEWOOD, CO -- TCI Communications, Inc. (TCIC) and TCA Cable TV, Inc. (TCA) today announced that they have signed a definitive agreement to establish a partnership involving several communities in Texas, Louisiana and New Mexico. Originally announced in August, TCIC will contribute its systems in mid-Texas and Western Louisiana and TCA will contribute its adjoining and complementary systems in the same geographic areas to the partnership.

"We are very pleased to have completed the next step in the process of establishing this partnership and we look forward to working together with TCA as a partner to strengthen these assets for both our companies and our customers," said Bill Fitzgerald, Senior Vice President, Business Development for TCIC.

"We have been working diligently to create this partnership as a cohesive agreement that strongly benefits our customers, employees and communities, and we're there," said Fred Nichols, President and CEO of TCA.

Upon closing of the transaction, TCIC will hold a 20 percent interest in the partnership and TCA will be the managing partner for the venture.

TCA is publicly traded on the NASDAQ National Market System under the symbol
TCAT.

Tele-Communications, Inc. is traded through the TCI Group (TCOMA/TCOMB), the TCI Ventures Group and the Liberty Media Group common stocks. TCI Communications, Inc., Tele-Communications, Inc.'s principal domestic communications subsidiary (which is attributed to the TCI Group), trades its Cumulative Exchangeable Preferred Stock, Series A on the National Market tier of the Nasdaq Stock Market under the symbol TCICP and a special purpose trust of TCIC trades its 8.72% Trust Originated Preferred Securities on the New York Stock Exchange under the symbol TFI/pr and its 10% and 9.72% Trust Preferred Securities on the New York Stock Exchange under the symbols TFII and TFIV, respectively.





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